Rockefeller Capital Management
Code of Ethics

February 2022

The Code Applies To All Of Us

Rockefeller Capital Management LP has adopted this Code of Ethics (the “Code”) to set forth the values, principles and practices that guide the business conduct of our Firm and our Supervised Persons. The Code provides an overview of expected conduct in a number of key areas. It is not a comprehensive set of requirements, but rather a supplement to be read together with the Firm’s existing policies and procedures which are posted on the Firm’s intranet.

Rockefeller Capital Management LP is the holding company of various operating subsidiaries, including (i) Rockefeller Financial LLC, (ii) Rockefeller & Co. LLC, (iii) Rockefeller Trust Company, N.A., and (iv) The Rockefeller Trust Company (Delaware) (collectively, “Rockefeller” or the “Firm”).

Rockefeller Financial LLC is dually registered with the U.S. Securities & Exchange Commission (“SEC”) as an investment adviser and broker-dealer. Rockefeller & Co. LLC is registered with the SEC as an investment adviser. Rockefeller Trust Company, N.A. is a national trust bank regulated by the Office of the Comptroller of the Currency, and The Rockefeller Trust Company (Delaware) is a limited purpose trust company regulated by the Office of the State Bank Commissioner of the State of Delaware.

This Code requires the Firm and its Supervised Persons to comply with the federal securities laws, and it fulfills the Firm’s obligations to its clients under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with respect to registered investment companies advised by Rockefeller & Co. LLC. The Code is intended to reflect the fiduciary principles that govern the conduct of the Firm and its Supervised Persons in those situations where the Firm acts as an investment advisor as defined under the Advisers Act and is providing investment advice to its clients.

This Code applies to Rockefeller’s Supervised Persons, which includes any:

•    partner, officer, director (or other person occupying a similar status or performing similar functions); or

• employee of Rockefeller; or

• other person who provides investment advice on behalf of Rockefeller; or

• any other person subject to Rockefeller’s supervision and control who the Legal & Compliance
Department determines is subject to the Code

Supervised Persons are not expected to know the details of each and every law governing the Firm’s business, but they are expected to be familiar with and comply with the Firm’s Code and its policies and procedures applicable to their respective business unit and job responsibilities. When in doubt about their compliance obligations, or about the propriety of any course of action, Supervised Persons should seek advice from their supervisors or the Firm’s Legal & Compliance Department.

All Supervised Persons should keep in mind that their behavior and activity reflect upon the Firm and that all Supervised Persons are responsible for protecting the Firm’s reputation.

Certification of Compliance and Sanctions for Code Violations

The Firm’s Legal & Compliance Department will distribute the Firm’s Code and all Supervised Persons must acknowledge in writing that they have received, read, understood, and agree to comply with the Code upon commencement of employment, and thereafter annually and following any material change to the Code.

Compliance with the Code is a term of each Supervised Person’s employment.

If the Firm’s Legal & Compliance Department determines that a Supervised Person has violated the letter or the spirit of this Code of Ethics, the Firm may impose appropriate sanctions up to and including suspension or termination of employment.

ACTING WITH INTEGRITY

Obeying the Law and Reporting Code Violations

Rockefeller’s business is subject to extensive regulation. To ensure that the Firm maintains its reputation for the highest standards of ethical conduct, it is essential that the Firm and its Supervised Persons abide by both the letter and the spirit of all securities laws and regulations applicable to the Firm’s operations and business.

Supervised Persons should contact the Legal & Compliance Department if there is any doubt about what this Code or Firm policies require or about the applicable laws, rules and regulations associated with the Firm, or with any particular role or entity within the Firm.

In addition, Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or the federal securities laws, to the Firm’s Compliance Hotline.

The number for the Compliance Hotline is 212-549-5535.

Any Supervised Person who in good faith reports a possible violation of law, regulation, Firm policy, or this Code of Ethics, or any other suspected illegal or unethical behavior is protected from retaliation, harassment, or other adverse employment consequences as a result of such action.

The obligation to report suspected violations of the Code or other improper activity to the Firm does not prevent any Supervised Person from reporting possible violations of the law to the government or a regulator.

The Firm’s Whistleblower Policy contains a fuller description of the procedures in this area and should be consulted for additional information on how to report violations.

For more information, please refer to:

Rockefeller Capital Management LP Whistleblower Policy

Rockefeller Financial Co LLC, Written Supervisory Procedures, Whistleblower Policy

Avoiding Conflicts of Interest

Conflicts of interest are inherent in large, diversified financial services companies, and may arise when there is an incentive to serve one’s own interest at the expense of another’s interest. Some examples of potential conflicts include:

• A Supervised Person may earn greater compensation by recommending certain products

• A Supervised Person and a client may purchase and sell the same security

•    Outside Business Activities may dispose the Firm or a Supervised Person to recommend a particular security

Rockefeller has adopted policies and procedures designed to prevent and manage conflicts of interest.
Supervised Persons must follow these policies and procedures in order to eliminate and/or mitigate any conflicts.

In addition, Supervised Persons must be vigilant about whether their activities or relationships could create an actual or potential conflict of interest, or even the appearance of a conflict and must avoid those activities or relationships.

Where conflicts cannot be avoided, they must be disclosed to the Legal & Compliance Department through the Firm’s Compliance Reporting System so that the Legal & Compliance Department can review and manage the conflicts in an appropriate manner.

For more information, please refer to:

Rockefeller Capital Management's Client Relationship Summary

Rockefeller Financials’ Advisory Brochure and Wrap Fee Brochure, and Rockefeller & Co.'s Advisory Brochures for Family Office and Rockefeller Asset Management)

Personal Securities Transactions

The Firm’s Personal Securities Transactions Policy is a key part of our commitment to eliminate conflicts of interest whenever possible and to effectively manage those conflicts that remain. As such the policy must be followed by all “Covered Persons” which includes all Rockefeller employees and all other Access Persons of Rockefeller Financial LLC and Rockefeller & Co. LLC1

The policy generally requires:

• brokerage account disclosure (including accounts of immediate family members, as defined in the
RCM Personal Securities Transactions Policy)

- certain categories of Covered Persons must maintain their accounts at Rockefeller

- other categories of Covered Persons must maintain their brokerage accounts at an
Approved Broker (as defined in the RCM Personal Securities Transactions Policy)

• provision of periodic holdings and transaction reports to the Firm

• pre-clearance of limited offerings

• pre-clearance of transactions for certain categories of Covered Persons

The Firm’s policy also includes limitations on trading certain types of securities and/or engaging in certain strategies.

Insider trading and trading ahead of a customer’s pending unexecuted order is prohibited.

In addition to the above trading limitations, Covered Persons are subject to the following prohibitions:

Covered Persons may not borrow money or securities from any Firm client or lend money to any Firm client unless the client is a family member. If the client is not a family member of the Covered Person

1 An Access Person is defined as a Supervised Person of an investment adviser who (1) has access to non-public information regarding any advisory client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any reportable fund (i.e., any fund advised by the Firm or whose investment advisor or principal underwriter controls the Firm, or is controlled or under common control with the Firm); or (2) is involved in making securities recommendations to advisory clients in advisory accounts, or has access to such recommendations that are non-public and for purposes of the RCM Personal Securities Transactions Policy includes associated persons of Rockefeller Financial as such term is defined by FINRA. Interns, temporary employees and/or contractors may, depending on the nature of their assignments and access levels, be designated by the Access Persons and subject to the Policy.

written approval is required by the Firm’s Legal & Compliance Department and the Covered Person’s direct supervisor.

Covered Persons may not participate in an account that includes clients who are not family members of the Covered Person without the prior written approval from the Legal & Compliance Department and the Covered Person’s direct supervisor.

If the Legal & Compliance Department discovers that a Covered Person is trading contrary to the standards set forth in the Firm’s personal securities trading policy, the Legal & Compliance Department will investigate the facts surrounding the transactions to determine whether a violation of the Firm’s policy has occurred and take any and all necessary action regarding the violation, up to and including termination of employment.

For more information, please refer to:

Rockefeller Capital Management Personal Securities Transactions Policy

Rockefeller Financial LLC Written Supervisory Procedures, Pre-Clearance Requirement

Gifts and Entertainment

The Firm’s policy on gifts and entertainment is another part of our commitment to eliminate and effectively manage conflicts of interest.

The overriding principle is that Supervised Persons should not accept or offer inappropriate gifts, favors, entertainment, or other things of material value that could influence the recipient’s decision making. This means:

Supervised Persons may not accept or provide anything of value, including gifts, in excess of $100 per individual per calendar year where the gift is in relation to the business of the employer of the recipient of the payment or gratuity.

Supervised Persons are prohibited from soliciting gifts or entertainment of any size or value under any circumstances either for themselves or for the Firm from a client, prospective client, or entity that does business or seeks to do business with the Firm

Supervised Persons are prohibited from receiving any gifts or entertainment in connection with services provided for any specific ERISA plan. This includes servicing the plan as the broker of record, or if acting in a fiduciary capacity.

Supervised Persons are prohibited from accepting cash or cash equivalent gifts from a client, a prospect, or entity that does business with or seeks to do business with the Firm. Cash equivalent gifts include AMEX or VISA gift cards. Gift cards redeemable to a specific entity, such as a gift card to a restaurant or department store, are permitted.

Gifts must be valued at the higher of cost or market value, and the value of all gifts given to a particular person must be aggregated.

Gift giving for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth of a child or a bereavement gift) is not subject to the $100 restriction, but must be customary and reasonable, personal in nature, and not in relation to the business of the employer of the recipient. For avoidance of doubt, if the Firm bears the cost of a gift, either directly or by reimbursing an employee, that gift is in relation to the business of the employer of the recipient.

De minimis items (e.g., pens, notepads, books)) or promotional items of a nominal value that display the firm’s logo are outside the gift rule. In order to qualify for the exclusion, the de minimis item/ promotional item must be valued substantially below the $100 limit. Rockefeller. considers de minimis and promotional items to be those items which have a value of no more than $50.00. Promotional items are items that have a prominent logo. Items above these thresholds are considered gifts and must be precleared and reported through the Compliance Reporting System.

Entertainment, such as occasional meals, or tickets to events when a Rockefeller Supervised Person is present, or other entertainment that is neither so frequent nor so extensive as to raise any question of propriety, is outside the gift rule. If a Rockefeller Supervised Person is not present, these are considered gifts.

Prior to giving, or promptly upon receiving, any gift or other item of value covered by this policy, Supervised Persons must provide written notice and obtain approval for the gift in the Firm’s Compliance Reporting System.

For more information, please refer to:

Rockefeller Financial LLC Policies and Written Supervisory Procedures, Gifts, Gratuities and Entertainment

Anti-bribery, US Foreign Corrupt Practices Act

Consistent with our commitment to conducting business in an honest and ethical manner at all times, no Supervised Person may offer inducements to employees or representatives of other institutions or foreign governmental or political officials to obtain business.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the payment of bribes to foreign officials to assist in obtaining or retaining business.

The FCPA applies to all US companies, and covers payments made directly or indirectly, including those made through third parties while knowing that all or part of the payment will be passed on to a foreign official.

A violation of the FCPA can have serious and damaging repercussions for both the Firm and any Supervised Person engaged in wrongdoing, including civil and criminal penalties as well as reputational damage to the Firm.

Accordingly, Supervised Persons are prohibited from (directly or indirectly) giving, promising, offering, or authorizing payment of anything of value to any government official in order to obtain or keep business or to secure some other improper advantage.

Anti-corruption matters are not always clear and must often be addressed on a case-by-case basis. Where there is a question, Supervised Persons should consult the Legal & Compliance Department prior to taking action.

For more information, please refer to:

Rockefeller Capital Management Foreign Corrupt Practices Act Policy Statement

Rockefeller Financial LLC Policies and Written Supervisory Procedures, Prohibited Activities

Outside Business Activities

The Firm’s policy on outside business activities (“OBA’s”) is another part of our commitment to eliminate and effectively manage conflicts of interest.

Supervised Persons are prohibited from engaging in OBA’s that may interfere with their duties with the Firm or cause potential conflicts. OBA’s include any business enterprise, whether for compensation or not, that is outside the scope of the Supervised Person’s duties to the Firm.

Supervised Persons must provide written notice and obtain approval for any proposed OBA, through the Firm’s Compliance Reporting System prior to engaging in the activity.

An OBA may include, for example, employment outside the Firm, acting as an independent contractor, serving as a board member, officer, or partner of another entity, acting as a finder, receiving compensation for services outside the Firm and even renting out one’s house. An activity may be an outside business activity even if you receive no compensation.

In reviewing requests, the Firm will consider at minimum if the OBA will (i) interfere or compromise the individual’s responsibilities to the Firm (ii) create confusion as to whether such activities are being offered as part of the Firm’s activities, (iii) require the Firm to supervise such activities.

Supervised Persons, at the time of hire and annually thereafter, must complete a certification that identifies all of their current OBAs. Failure to notify and obtain written approval from the Legal &
Compliance Department before engaging in an OBA could result in disciplinary action.

For more information, please refer to:

Rockefeller Financial LLC Policies and Written Supervisory Procedures, Outside Business Activities

Political Contributions

U.S. federal, state and local laws restrict personal political contributions by employees of financial services firms. The laws are designed to discourage investment firms and their employees from improperly obtaining government business through political contributions or fundraising, and they provide for strict liability. This means that inadvertent violations have the same impact as knowing or reckless violations.

By way of example, a contribution to an official in a position to steer pension plan business to the Firm (or a solicitation of another person to make a contribution) could result in the Firm being barred from such business for a full two years after the contribution is made.

Because of the significant risk associated with political contributions, the Firm has implemented a pre- clearance requirement for political contributions, a disclosure form upon hire (disclosing any political contributions made in the prior two years), and an annual certification of compliance with the Firm’s Political Contributions Policy.

Supervised Persons may not make a political contribution that exceeds $350 in total per election to an Official for whom the contributor is eligible to vote, and up to $150 per election to a candidate for whom the contributor is not eligible to vote for at the time of contribution.

Supervised Persons may not engage in any activity indirectly which, if done directly, would result in a violation of the Firm’s Political Contributions Policy.

The Firm’s policies on this topic contain a fuller description of the requirements in this area and should be consulted prior to making a political contribution or otherwise engaging in political activity.

For more information, please refer to:

Rockefeller & Co. LLC Pay-To-Play Policy and Procedures

Rockefeller Financial LLC Policies and Written Supervisory Procedures, Political Contributions

COMPLIANCE WITH THE LAW

Cooperation with Regulators

The Firm is committed to cooperating fully with law enforcement, other government authorities and regulatory organizations in accordance with applicable laws and regulations and with due consideration for the privacy of our customers.

Any Supervised Person who receives a written or oral request for information from the government or regulatory agency must immediately refer the matter to the Legal & Compliance Department.

The above obligation does not limit the right of any Supervised Person to report to the government or a regulatory agency conduct the Supervised Person believes to be in violation of the law or other regulation.

Supervised Persons must cooperate and provide truthful and complete information in connection with any internal or external investigation or request for information and must immediately report to their supervisor if they are subject to any external investigation.

Complaints

Supervised Persons must promptly report to their supervisor all written and verbal complaints.

A complaint is any statement transmitted orally or in writing by mail, email, or otherwise, that alleges specific inappropriate conduct by the Firm or a Supervised Person. While observations about market conditions or an account’s performance may not be complaints, Supervised Persons should consult with the Legal & Compliance Department if there is any question as to whether a communication could be defined or considered as a complaint.

Failure to report a complaint will be cause for corrective action, up to and including dismissal.

No Supervised Person may accept any offer of settlement, or actual settlement, without the express written approval of the Legal & Compliance Department.

For more information, please refer to:

Rockefeller & Co. LLC Policy on Client Complaints

Rockefeller Financial LLC Policies and Written Supervisory Procedures

Required Disclosures

Supervised Persons are responsible for promptly notifying their supervisor if they are involved in or become aware of certain reportable events. This obligation is ongoing during employment with the Firm.

Changes requiring notification to a supervisor include, for example, findings of violations of securities laws or FINRA rules, certain written customer complaints, certain criminal, civil or regulatory actions, and certain disciplinary actions taken by the Firm.

Supervisors must notify the Legal & Compliance Department which will be responsible for taking appropriate action, including filing any necessary updates with FINRA.

Supervised Persons who are unsure about whether to disclose an event should consult their supervisor and the Legal & Compliance Department.

For more information, please refer to:

Rockefeller Financial LLC, Written Supervisory Procedures, Form U-4

Anti-Money Laundering

It is the Firm’s policy to assist in the prevention of money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities.

Supervised Persons are responsible for reviewing and understanding their roles and responsibilities with respect to the Firm’s Anti-Money Laundering (“AML”) program. This includes, but is not limited to:

Know Your Customer → following Firm procedures regarding customer identification during onboarding

Escalation → reporting potentially suspicious activity that could indicate money laundering or other criminal activity.

Any unusual or suspicious activity must be reported immediately to AML Compliance. Examples of red flags of unusual or suspicious activity by customers include but are not limited to the following: penny stock transactions, unusual wire activity or transfers to/from high-risk geographic locations, unusual trading patterns, activities with no apparent business purpose, or other types of suspicious activity

AML Training → completion of all required Firm AML training and annual certification of compliance

Violations of the Firm’s AML program may result in disciplinary action, up to and including dismissal. Supervised Persons should also be aware that the participation in or facilitation of money laundering, even unintentionally, could result in civil and criminal penalties against Supervised Persons and the Firm.

Supervised Persons should consult the Firm’s AML policies for a more detailed description of AML requirements.

For more information, please refer to:

Rockefeller Capital Management, LP Anti-Money Laundering Policy and Compliance Program

Rockefeller Financial LLC Anti-Money Laundering Policies and Procedures

Rockefeller & Co. LLC, Anti-Money Laundering Policies and Procedures

Rockefeller & Co. LLC Customer Identification Program and Account Opening Procedures

Rockefeller Trust Co. NA Anti-Money Laundering and OFAC Program

Anti-Tax Evasion

Supervised Persons must maintain accurate tax records on behalf of their clients and are prohibited from engaging in any activities that would assist a client in committing tax evasion.

Supervised persons should be vigilant and promptly report to the Legal & Compliance Department any violations, potential violations, or conduct that appears to be tax evasion or concealment of information from tax authorities.

Questions about whether a particular act or request constitutes tax evasion should be raised with a supervisor or the Legal & Compliance Department at the earliest possible stage.

Books and Records

To conduct its business successfully and to meet legal and regulatory requirements Rockefeller requires complete and accurate books and records of its business activities.

The Firm has policies and procedures, including specific retention periods, designed to comply with these requirements.

Supervised Persons are responsible for maintaining the integrity of their records and must adhere to all applicable Firm policies and procedures.

For more information, please refer to:

Rockefeller Capital Management Records Retention and Management Policy

Rockefeller & Co, LLC SEC Record Retention Chart

Rockefeller Financial LLC, Written Supervisory Procedures, Books and Records

SAFEGUARDING INFORMATION

Protection of Material Non-Public Information

It is unlawful to trade on the basis of material non-public information or to disclose such information to others who may profit from it.

Accordingly, Supervised Persons must never under any circumstances (1) trade in the stock or securities of a company while in possession of material, non-public information about the company or (2) “tip” others to trade on the basis of such information.

In addition, Supervised Persons must promptly contact the Legal & Compliance Department if they believe they have come into possession of material non-public information.

Generally speaking, information is considered to be material if a reasonable investor would consider it important in making a decision to buy, hold or sell a security, and it is considered non-public if it has not been disseminated broadly in the marketplace (i.e., it has not yet been absorbed into the price of the security).

Examples of information that are generally considered “material” include, but are not limited to:
•    Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations
• Important new products or services
• Pending or contemplated acquisitions or dispositions
• Possible management changes or changes of control

Material non-public information may come from any source, including clients of the Firm, third-party research providers and portfolio companies. Supervised Persons should inquire about the basis for any recommendations or information they receive and should consult with the Legal & Compliance Department if there is any appearance that the recommendations or information are based on material non-public information.

Insider trading is a serious matter that can carry severe civil or criminal penalties for both the Supervised Person and the Firm.

For more information, please refer to:

Rockefeller Financial LLC, Written Supervisory Procedures, Insider Trading; Steps to Preserve Confidentiality of MNPI, Information Barriers

Rockefeller & Co LLC, Insider Trading Policy

Rockefeller Trust Company, N.A. Insider Trading Policy

PROTECTION OF CONFIDENTIAL INFORMATION

Supervised Persons have a duty to protect the security and confidentiality of customer information and confidential Firm information.

As a general rule, such information should never be communicated to anyone outside of the Firm.
Moreover, client information should be handled with discretion inside the Firm and should only be communicated to Firm Supervised Persons who need to know that information.

Supervised Persons should not:

•    Access confidential information pertaining to the Firm or its clients unless the Supervised Person requires the information to perform his or her job duties and is authorized to access the information,

•    Communicate or transmit confidential information outside the Firm to personal accounts or unapproved devices, or

•    Discuss or display confidential information in public places or where the Supervised Person may be overheard by third parties.

The restriction on disclosing confidential information does not prevent Supervised Persons from reporting to the government or a regulator potential or actual violations of the law or regulations or from making disclosures under whistleblower provisions.

The responsibility to protect the Firm’s confidential information continues even after Supervised Persons have left the Firm. In addition, Supervised Persons should not share confidential information from a prior employer with Rockefeller.

For more information, please refer to:
Rockefeller & Co. LLC Statement and Policy on Privacy of Customer Financial Information

Rockefeller Financial LLC, Written Supervisory Procedures, Confidentiality, Privacy and Identity Theft Protection and Cybersecurity

Rockefeller Trust Company, N.A. Statement and Policy on Privacy of Customer Financial Information

Rockefeller Trust Company, N.A. Identity Theft Prevention Program

Rockefeller & Co LLC Identity Theft Prevention Program

Cybersecurity

The Firm’s business is dependent to a great extent on digital technology to process its business and interface with clients. To mitigate the risk associated with the use of digital technology, the Firm maintains a framework of safeguards to prevent, detect, and respond to cyber threats. Supervised Persons share responsibility with the Firm for protecting customer information and the Firm from cyber threats.

Supervised Persons must comply with the Firm’s data protection policies and procedures and may not:

•    Access confidential information remotely except through devices that have appropriate Firm- approved security and software
• Use Wi-Fi that is not password protected to access confidential information
• Share their Rockefeller username or passwords with others
•    Access a client’s Rockefeller account or any client’s external, third-party account using the client’s own unique identifying information, even if the client has provided authorization for such access.

Many states have enacted security breach notification laws that require the reporting of security breaches to regulatory agencies and affected customers.

In the event of a breach or other cybersecurity-related incident, Supervised Persons must immediately report the incident to the Legal & Compliance Department, which will determine the appropriate course of action regarding any applicable notification requirements.

For more information, please refer to:

Rockefeller Financial LLC, Written Supervisory Procedures, Confidentiality, Privacy and Identity Theft Protection and Cybersecurity

RCM Cyber Policy Documents

COMMUNICATING RESPONSIBLY

Public Appearances and Media Inquiries

Supervised Persons may be invited or wish to participate in lectures, panel discussions, seminars, broadcast media appearances, or digital and print media interviews or publications, where the Supervised Person may be called upon to provide general investment advice or information about the Firm.

Pre-Approval Requirement

Supervised Persons must obtain approval from the Marketing Department before participating in any public forum as a representative of the Firm or responding to media inquiries.

Supervised Persons must submit all written materials (e.g., scripts, slides, handouts, etc.) intended to be used in connection with the public appearance or media inquiry to the Marketing Department and the Compliance Department for review and approval prior to use. As a reminder, any information or materials must be professional, accurate, fair, balanced, complete, and not misleading in any way.

Prohibitions

Supervised persons are prohibited from recommending specific securities or investment strategy involving securities or discussing specific portfolio holdings and investment transactions in public appearances2. Exceptions may be granted in limited circumstances, only with written pre-approval from both the Marketing Department and the Compliance Department.

o    Discussions of Firm investment strategies or processes should be limited for legal, competitive, and proprietary reasons, but more flexibility is available in discussions of market outlook and trends, sectors, and industries.

o    If a recommendation is approved, at the time the recommendation is made the speaker must: (a) have a reasonable basis for making the recommendation; (b) disclose that any opinion given regarding the security is his/her own and not necessarily that of the Firm; (c) not assume the audience has a specific level of knowledge, experience or suitability; (d) disclose any financial interest or holdings he/she has in any of the securities of the issuer (e) any other conflict of interest relating to the recommendation and (f) not provide any written (including electronic) communication that includes an analysis of equity securities of individual companies or sectors/industries or fixed income securities or issuers of fixed income securities.

Supervised Persons interested in providing performance information must submit the proposed information to the Compliance Department for review and approval. Supervised Persons should exercise caution if asked about the specific performance of particular products or investment strategies. Supervised Persons may not guarantee, promise, or predict investment results nor should they make exaggerated claims.

2 High Risk securities are generally not appropriate for discussion in a broadcast format available to any listener. Questions as to whether a security falls within this requirement should be directed to the Compliance Department.

Supervised Persons may not discuss confidential information about the Firm or clients (including, but not limited to client names) or information relating to regulatory relations or litigation.

In order to preserve private placement exemptions under applicable securities laws, Supervised Persons may not discuss private funds during the offering period of such funds.

The Firm’s policies on this topic contain more details of the requirements in this area and should be consulted prior to any participation in lectures, panel discussions, seminars, and media appearances.

For more information, please refer to:

Rockefeller Capital Management Policy on Participation in Media Activities

Rockefeller Financial LLC, Written Supervisory Procedures, Communications with the Public

Rockefeller Capital Management Communication Guidelines

Rockefeller & Co LLC, Media Policy and Procedures

Electronic Communications and Social Media

Supervised Persons should always be mindful that their electronic communications and online activity (including social media) reflect on the Firm and must be consistent with the Firm’s regulatory obligations and values. Electronic communications should be professional and concise. Discriminatory, derogatory, defamatory, abusive, threatening or otherwise offensive conduct is inconsistent with the Firm’s values and is prohibited in all contexts. Further, Supervised Persons should ensure that their social media activity does not violate the principles in the Firm’s Discrimination and Harassment Policy.

Electronic Communications

•    Supervised Persons must exercise caution when communicating electronically, as electronic communications generally are not secure means of transmitting private, confidential, or sensitive information. Electronic communications containing confidential or proprietary information, such as employee or client personally identifiable information and firm holdings, must be secured, such as password protecting the document or granting access to a specific folder containing the document and sent only to authorized recipients.

•Regulators require retention and monitoring of business communications and Firm systems are designed to comply with these requirements. Electronic communications are reviewed by the Firm as well as during regulatory examinations and are discoverable in legal proceedings. Any attempt to violate, circumvent and/or ignore Firm policy could result in disciplinary action, up to and including termination.

•    Electronic business communications, including telephone, text messages and email correspondences, must be accessed and transmitted only through Firm-sponsored platforms, including but not limited to Microsoft Outlook, Microsoft Teams, 8x8 and Bloomberg Instant Messaging. If, despite this requirement, there are occasions where a client contacts a Supervised Person on a personal account, the communication must be forwarded and responded to within a Firm sponsored platform. Supervised Persons are prohibited from the use of applications or other technologies that (i) allow an employee to send messages or otherwise communicate anonymously, (ii) delete messages automatically, or (iii) prohibit third-party viewing or back up when conducting Rockefeller business-related activities.

o Supervised Persons, intending to utilize text messaging for business related matters with Rockefeller clients are required to first a) request access to 8x8 Mobile Text Messaging via request to RCM Service Desk and b) use the 8X8 Virtual Office application exclusively for business related text messaging.

•    Firm electronic systems or communications devices are made available for Firm business purposes. Personal use should be kept to a minimum and in the event should you use them for personal use, you must:
o    ensure that usage is incidental and occasional and does not otherwise interfere with the employee’s job performance and the Firm’s business;
o not engage in political activities; and
o    not use personal email, Instant Message or SMS accounts to conduct Firm related business.

Supervised Persons are reminded that the use of corporate resources, including electronic communications, should never create either the appearance or the reality of inappropriate use,
such as	profanity, obscenity, threats, or otherwise offensive conduct	. Inappropriate use is
prohibited and may result in loss of access privileges and disciplinary action, up to and including termination.

• Electronic communications are the property of the Firm and are reviewed and monitored by the
Firm. Supervised Persons should have no expectation of privacy in such communications.

•    Supervised Persons are prohibited from sending Firm documents to external personal email accounts or personal electronic devices (e.g., mobile phones, tablets, home computers/lap tops).

Social Media

The Firm recognizes that social media is a valuable and increasingly important way to create brand awareness and connect with clients, colleagues, candidates, and other thought leaders. While the Firm’s Rockefeller Capital Management social media platforms are managed by the Marketing Department, Supervised Persons are responsible for their own social media platforms. Information conveyed via social media is generally considered as electronic communications and therefore the Firm’s Electronic Communications Policy applies.

Supervised Persons should be aware that a personal social media account, such as a LinkedIn account, may be considered a Business Use social media account based upon the content of such site. Business Use social media accounts require registration with the Firm to adhere to the record retention and content approval standards outlined below. Supervised Persons must educate themselves on the differences between Business Use and Personal Use social media accounts and the appropriate approval workflows.

Types of Social Media Accounts
• Business Use:

•    Definition: Business Use social media accounts are defined as those where a Supervised Person is posting information related to the Firm’s products or services, investing, business development, performance, or marketing (collectively “Business Content”) or is engaging in “active” communication (i.e., expressing a view or promoting content, such as “liking,” “sharing,” “commenting, or “posting”) of Business Content.
o    Social media accounts that do not post or reference Business Content are considered a Personal Use social media account, irrespective on if the Supervised Person has identified themselves as a Rockefeller employee.

o    Sharing Rockefeller content, which is publicly available and not Business Content, such as employment opportunities, charitable events, and human- interest articles, is not considered business use.

•    Registration: Business Use social media accounts are prohibited without prior written authorization from their manager3. The manager shall ensure that the Supervised Persons understands and can and will comply with applicable regulatory rules and regulations prior to granting approval. Further, as a condition of approval Supervised Persons seeking a Business Use social media account agree to abide by to annual attestation confirming the continued collection of the Business Use social media account’s content. Supervised Persons shall promptly respond to the receipt of and are prohibited in engaging in Business Content activities until the annual attestation has been submitted.

Supervised Persons must register the Business Use social media account with the Firm by completing the Social Media Request Form, which enables the Firm to adhere to legal and regulatory requirements. Supervised Persons should have no expectation of privacy of their social media accounts that are registered with the Firm.

•    Supervised persons may seek approval of a Business Use social media account for the following approved social media platforms: LinkedIn, Facebook, Instagram, and Twitter.

•    A Supervised Person, with a Business Use social media account, must identify themselves as a Rockefeller employee.

•    Any customer complaint made on a social media account must be reported to your manager and the Compliance Department.
• Content Standards for Business Use Social Media Accounts

3 For those Supervised Persons which are an associated person of Rockefeller Financial the manager must be a registered principal.

    Content Approval: The Firm is required to supervise the business-related content on Business Use social media accounts, the extent of which is determine by if the content is classified as “static” or “interactive”. Supervised Persons should understand the differences, and the approval process, between “static” and “interactive” content prior to posting Business Use content.

•    Static content is typically posted for the longer term and lacks the immediacy of a real time conversation. Most static material must be appropriately approved4 prior to use, and sometimes may be required to be filed with FINRA. Examples of static content includes the site’s profile, wallpaper and background and thought pieces, whitepapers, and marketing outlook commentary.
•    Interactive communications is typically real-time and involve a dialog with third parties. Interactive material does not require principal approval prior to use if it is supervised in a manner similar to the way Firm supervises correspondence and institutional communications. Supervised Persons should be aware that copying, forwarding or posting interactive content into a static forum, such as a blog or static area of a Web page, renders it static content and subject to prior approval as defined in the Static content section of this policy.

    Rockefeller client events which do not include RCM specific Business Content are not required to be preapproved prior to posting on Rockefeller’s social media site. If the Rockefeller client events includes Business Content the posting is subject to the static content procedures included within this policy.

    A Supervised Person may share, comment on, or promote (“like”) official Rockefeller Business Content once it is posted to either the website or Rockefeller’s own social media platforms without pre-approval as the Rockefeller Business Content has been approved prior to posting. However, a Supervised Person’s comments which are associated with the shares of Rockefeller Business Content may require pre-approval depending on the content of such comments.

•    Approval Not Required: Comments that encourage viewing of the Rockefeller Business Content or are prefatory in nature, i.e., “Welcome to Company”, “I’m excited to work with you”, “Please see the below article related to xxx”, etc., do not require pre-approval.

•    Approval Required: Comments that materially add perspective or analysis to the Rockefeller Business Content or promotes Rockefeller’s products and services are considered Static Content and therefore require appropriate approval.

4 For those Supervised Persons that are also an associated person of Rockefeller Financial the content approver must be a registered principal

Prohibitions:
•    Business-related communications on social media may not: i) promote a product or service, ii) contain performance data, iii) contain a call to action, iv) include testimonials, v) endorse the content of other posts, vi) make, publish, circulate, or distribute false, exaggerated, unwarranted, promissory, or misleading statement or claims or vii) use offensive or other inappropriate language. All such communications must be fair, balanced, and complete and not omit material information.

•    Supervised Persons are prohibited from including any endorsement, recommendation or testimonial posted by clients or investors, and the ability to create such posts must be disabled on their social media account.

•    Supervised Persons are prohibited from sharing, commenting on, or promoting unofficial Rockefeller Business Content or third-party content.

•    Personal Use: A Supervised Person’s personal online conduct, including the use of social media, may reflect on the Firm, and have implication to the Firm’s reputation. As with other electronic communications, Supervised Persons must exercise good judgment and use care with respect to any content posted.
Supervised Persons are permitted to:
•    Post a personal profile which includes a photo, your name, your current employer, your corporate title, your firm approved functional title, Firm- approved professional designations/degrees (e.g., CFA and PhD), employment dates, previous employment, education and degree obtained and any outside organizations or affiliations that have been disclosed and approved in accordance with the Firm’s Outside Business Activities Policy.

• Follow the Firm’s social media accounts.

Supervised Persons may not:

•    Communicate in a manner that might lead a third party to believe they are speaking on behalf of the Firm.

•    Make investment recommendations, provide performance information, promote particular products and services, discuss, or solicit clients or provide testimonials or endorsements. If a third party is seeking information related to these topics, please direct the third party to a Firm-sponsored platform, such as Microsoft Outlook.

• Engage in activity that violate the principles in the Firm’s Discrimination and
Harassment Policy

    Supervised Persons that are “active” with Business Content in their personal social media account are required to register their account as a Business Use account and will be subject to the requirements outlined above in the Business Use section of this policy.

The below table summarizes the Firm’s social media requirements. Supervised Persons should ask themselves the following two questions relating to their social media use:

1. Do I need to register my social media site with the Firm?

Yes. If you are engaging in any activity, such as expressing a view, promoting content (liking, sharing, or commenting), or posting materials in the account related to investing, business development, performance, marketing, or the Firm’s products and services, this is Business Use and requires identification as an RCM employee, written manager approval and registration of the account.

-- OR --

No. If you have identified yourself as a Rockefeller employee but you are “inactive” on the site, or your activity is not a Business Use.

No. If you have not identified yourself as a Rockefeller employee and your activity is not a Business Use.

Examples requiring registration:

•    You are posting comments about investing, business development, performance or marketing on your LinkedIn, Facebook, Twitter, or Instagram account.
•    You share, comment, or post content relating to the Firm's products and services on your LinkedIn, Facebook, Twitter, or Instagram account.

Examples where registration is not required:

•    Your personal account states you are employed by Rockefeller, but you are otherwise inactive on the site or are posting non-Business Content.
•    You share or post Rockefeller employment opportunities, charitable events, and human-interest articles.
2. Do I need to get a registered principals’ pre- approval of content posted to my registered social media site?

Yes. If you are posting static content to your Business Use site, you must get pre- approval.

Yes. If you are linking to official Rockefeller Business Content that has been posted to the website or Rockefeller’s own social media platforms and providing more than a prefatory comment that expresses a view, you must get pre-approval.

Static content is typically posted for the
longer term and lacks the immediacy of a real time conversation.

OR

No. Interactive content such as comments or responses do not require pre-
approval. Interactive content is typically real- time and involves a dialog with third parties

No If you are linking to official Rockefeller Business Content that has been posted to the website or Rockefeller’s own social media platforms and only providing more prefatory comment that does not express a view, pre- approval is not required.

Examples where pre-approval of content is required:

•    A registered principal must review and approve prior to use your Business Use LinkedIn, Facebook, Twitter, or Instagram site.

•    A registered principal must review first use, and any material changes thereafter, to the profile, background and/or wall information on your Business Use LinkedIn, Facebook, Twitter, or Instagram site.
•    A registered principal must review prior to use your view relating to a linked Rockefeller Business Content post, such as a thought piece or whitepaper about investing.

Examples where pre-approval of content is not required:

•    Interactive posts on Twitter or Facebook do not require pre-approval (but they are retained and monitored through SMARSH)

Violations of these policies may result in disciplinary action, up to and including termination.

Supervised Persons should consult the Firm’s policies on electronic communications and social media for further details and should direct questions to the Legal & Compliance Department.

For more information, please refer to:

Rockefeller & Co. LLC, Electronic Communications Policy Statement

Rockefeller & Co. LLC. Social Media Policy

RCM Cyber Policy Document Electronic Communication Policy

Rockefeller Capital Management Social Media Policy Reminder

Rockefeller Financial LLC, Written Supervisory Procedures, Use of social media, Electronic Communications
03737

WORKPLACE EXPECTATIONS

Discrimination and Harassment

Respect for all people is a cornerstone value of Rockefeller Capital Management.

Discrimination and/or harassment will not be tolerated.

All forms of discrimination based on race, religion, sex, gender, sexual orientation, gender identity or expression, national origin, citizenship, age, military, or veteran status, marital or partnership status, caregiver status, legally recognized disability or any other basis protected by law are prohibited.

Prohibited “harassment” includes, but is not limited to, verbal abuse, offensive jokes, intimidating or hostile acts, unwelcome proselytizing of religious beliefs, and displaying or distributing offensive writings, videos, graffiti, pictures, or any other materials. Prohibited “sexual harassment” includes, but is not limited to, unwanted sexual advances, propositions, or sexual comments.

The Firm’s Human Capital policies set forth a detailed complaint procedure for Supervised Persons who have experienced discrimination or harassment. Under certain laws, the failure to use that procedure may affect the right to pursue legal action.

Diversity and Inclusion

Rockefeller embraces diversity and selects, promotes, and otherwise treats its Supervised Persons on the basis of their ability to contribute to the organization.

Rockefeller is committed to:

•    Cultivating and sustaining a business model and corresponding culture that values the perspectives, ideas, and contributions of Supervised Persons of all backgrounds

• Listening to and serving the differentiated needs and values of our current and future clients

• Embracing and engaging with the communities where we live and serve